OFFICE
DEPOT(R)

                                                                    NEWS RELEASE
--------------------------------------------------------------------------------


         Eileen H. Dunn
         Vice President, Investor Relations/Public Relations
         (561) 438-4930
         edunn@officedepot.com
         ---------------------

         Lauren Garvey
         Director, Media Relations
         (561) 438-2895
         lgarvey@officedepot.com
         -----------------------


                OFFICE DEPOT ANNOUNCES FIRST QUARTER 2001 RESULTS

               o      $0.19 EPS - In Line with Company Guidance
               o      Worldwide E-Commerce Sales Up 87% to $359 Million
               o International Operating Profit Increased 27% over Comparable 2000 Period - to a Record $63 Million
               o      Strong Cash Flow; Debt Reduced to $55 Million from
                      $390 Million at Fiscal 2000 Year-End
               o      Performance and Customer Satisfaction Initiatives on Track

(Delray Beach, FL) April 19, 2001 -- OFFICE DEPOT, INC. (NYSE: ODP), the world's largest seller of office products, today announced results for its first quarter, ended March 31, 2001.

Total sales for the first quarter of 2001 were $3.0 billion, down 2% from $3.1 billion reported for the same period in 2000. Worldwide comparable sales in the 798 stores and 40 delivery centers that have been open for more than one year decreased less than one percent for the quarter. Strong international and e-commerce sales, up 20% in local currencies and 87%, respectively, helped to partially offset a soft North American retail market.

The Company recorded net income of $56.3 million (or $0.19 per share) for the first quarter, in line with guidance provided on February 15, 2001, and down 48% from net income of $109.0 million (or $0.32 per share) reported for the same period in 2000. The decline was due principally to weak North American Retail comparable store sales and lower gross margins on planned SKU reductions. Included in the results for the first quarter of 2000 was a gain on the sale of an investment of $19.0 million ($11.9 million net of taxes, or $0.03 per share).

In reviewing the Company's results for the first quarter of 2001, Bruce Nelson, CEO, commented: "During the quarter we continued to experience a weak retail environment particularly in technology, furniture and other related market basket items. Computer hardware and software comparable sales declined more than 28% during the quarter. Overall, comparable retail transactions actually increased during the quarter. However, in technology, declining unit sales coupled with lower average selling prices more than offset the traffic gains.

"We substantially completed our SKU reduction program, but used more promotional pricing than planned to expedite the process. As a result, retail gross margins were negatively impacted. All 824 of our North American Retail stores will be re-plan-o-gramed during the second quarter of this year to adjust our retail stores for the change in SKU assortment.

"Our International results continued to be impressive. Sales in local currencies grew 20% while operating income grew 38%. Operating profit in our International businesses for the quarter was a record $63.3 million in U.S. dollars. Seven of our nine European countries had sales increases at high double-digit rates in local currencies. Comparable retail sales in Japan and France grew more than 20% in local currencies, and our International Division continues to be our fastest growing segment, with the largest opportunity for future growth.

"Although we continue to face external economic challenges in our North American retail business, we have made solid progress in better managing our costs, particularly in our North American warehouses, where we improved our line-fill rates, our on-time delivery performance and our quality levels. During the quarter, we closed 70 under-performing stores that were identified during the business review, completed the exit of four markets, substantially completed the SKU reductions in our retail stores, and continued working with our larger contract customers to improve account profitability in our BSG business.

"As we look towards the balance of the first half of this year, we believe that the overall retail environment will continue to be soft, and we are managing our business with that belief in mind. We are aggressively moving forward in executing the plans we outlined during our 2000 business review, reducing complexity in our business and creating a more compelling place for our employees to work and our customers to shop."

                                     * * * *

Highlights of the Company's performance during the first quarter included:

     o Successfully completed the closing of the 70 stores identified during the Company's 2000 Business Review and substantially completed the SKU reductions across all North American Retail stores.

     o Named Jerry Colley as our President of North American Stores. A significant portion of Jerry's focus is to improve customer satisfaction, retention and loyalty in our 824 stores in the U.S. and Canada.

     o Worldwide e-commerce sales grew 87% to $359.4 million during the quarter, as compared to $192.6 million in the comparable period in 2000. These e-commerce sales include all worldwide online sales, including those from our domestic public Web sites -- www.officedepot.com and www.vikingop.com -- and Office Depot's contract business-to-business sites as well as the Company's 9 international Web sites. For business segment reporting purposes, these sales are reported separately in the appropriate business segment.

     o Launched Microsoft bCentral small-business services on our officedepot.com Web site. These services are designed to allow small businesses to utilize information across a shared platform with clients and co-workers.

     o Borrowings under the Company's current bank facilities were significantly reduced during the quarter, reflecting strong cash flows and excellent cash management. Outstanding debt under the existing bank facilities was $54.8 million at the end of the quarter, down from $389.6 million at the end of fiscal year 2000.

     o The Company increased inventory turns and managed inventory levels more aggressively in the warehouses during the quarter, while improving line-fill rates at the same time. Total inventory levels dropped $306.4 million from $1.4 billion at year-end.

     o Selected BBDO as our new advertising agency. BBDO will help us communicate our brand message across all of our business channels around the world.

                                     * * * *

Segment Results
---------------

North American Retail Division

                                                       First Quarter

------------------------------------------------ -------------- ---------------
           (In millions of dollars)                       2001            2000
------------------------------------------------ -------------- ---------------
Sales                                                 $1,611.2        $1,795.7

COGS and Occupancy Costs                               1,270.6         1,387.0
                                                       -------         -------
     Gross Profit                                        340.6           408.7
Operating and Selling Expenses                           256.1           251.9
                                                         -----           -----
     Operating Profit                                     84.5           156.8
------------------------------------------------ -------------- ---------------

Sales in the North American Retail Division decreased 10% in the first quarter of 2001 to $1.6 billion as compared with $1.8 billion for the same period in 2000. Comparable sales in the 767 stores that have been open for more than one year decreased 10% for the first quarter. Store operating profit in the first quarter was $84.5 million as compared with $156.8 million in the comparable 2000 period. Gross margins were negatively affected by the SKU rationalization program currently in place in our retail stores, price reductions in paper, ink and toner, and the lack of leverage on payroll, property and other costs due to lower sales during the quarter.

During the first three months of 2001, we opened six new office supply superstores in four states. At the end of the quarter, Office Depot operated a total of 824 office product superstores throughout the United States and Canada.

Business Services Group

                                                       First Quarter

------------------------------------------------ -------------- ---------------
           (In millions of dollars)                       2001            2000
------------------------------------------------ -------------- ---------------
Sales                                                   $981.0          $883.9

COGS and Occupancy Costs                                 684.1           608.2
                                                         -----           -----
     Gross Profit                                        296.9           275.7
Operating and Selling Expenses                           236.5           216.5
                                                         -----           -----
     Operating Profit                                     60.4            59.2
------------------------------------------------ -------------- ---------------

Business Services Group sales in the first quarter of 2001 increased 11% to $981.0 million as compared with $883.9 million for the comparable period in 2000. Warehouse operating profit in the quarter was $60.4 million as compared with $59.2 million for the comparable period in 2000. Margin improvements resulted from more disciplined pricing in our contract accounts and better leverage in our selling and warehouse expenses, offset by weaknesses in both our Office Depot and Viking domestic catalog operations.

During the quarter BSG implemented a number of new technologies in North American warehouses to improve productivity levels as well as enhance customer service. Recently installed voice activated customer response systems enable the Company to communicate with its delivery customers. We also launched a wireless delivery tracking system for our own delivery trucks for better tracking of the progress of customer orders. These new technologies will allow our North American warehouses to provide "fanatical customer service" by ensuring that customers get the products they ordered as expected and offer an improved flow of information to them when required.

International Division

                                                      First Quarter

------------------------------------------------ -------------- ---------------
           (In millions of dollars)                       2001            2000
------------------------------------------------ -------------- ---------------
Sales                                                   $426.6          $387.0

COGS and Occupancy Costs                                 256.7           233.4
                                                         -----           -----
     Gross Profit                                        169.9           153.6

Operating and Selling Expenses                           106.6           103.7
                                                         -----           -----
     Operating Profit                                     63.3            49.9
------------------------------------------------ -------------- ---------------

Sales in the International Division for the first quarter of 2001 increased 10% in U.S. dollars to $426.6 million as compared with $387.0 million for the comparable 2000 period. In local currencies, sales rose 20% for the first quarter. Store and warehouse operating profit in the International Division in the quarter improved 27% to $63.3 million as compared with $49.9 million for the comparable 2000 period. First quarter operating profit in local currencies improved by 38% from last year. This improvement resulted from continued growth in sales and better management of costs. Sales and operating profit continue to be pressured by unfavorable exchange rates by approximately $38.4 million and $5.7 million in sales and store and warehouse operating profit, respectively, in the first quarter.

Office Depot has retail stores, through a combination of wholly owned operations, joint ventures and international licensing agreements, in the following countries:

                                                  First Quarter      Open at
                                                   Activity         Quarter End
---------------------------------------------- -------- --------- ------ ------
                 Number of Stores                Opened    Closed   2001   2000
---------------------------------------------- -------- --------- ------ ------
Mexico  (Joint Venture)                              1         1     54     43
France *                                             -         -     28     26
Israel  (Joint Venture & License)                    1         1     22     22
Poland  (License)                                    -         -     16     16
Japan *                                              -         -      7      6
Hungary  (License)                                   -         -      3      4
Thailand  (License)                                  -         -      2      2
Colombia (Operations have been terminated)           -         -      -      2
                                               -------- --------- ------ ------
     Total                                           2         2    132    121
---------------------------------------------- -------- --------- ------ ------
* Office Depot wholly owned stores

Along with its retail stores, the Company also has delivery and catalog operations in 14 countries outside of the United States and Canada.

--------------------------------------------------------------------------------
Conference Call Information

Office Depot will hold a conference call for investors and analysts at 8:00 a.m. (Eastern Time) on today's date. The conference call will be available to all investors via Webcast at www.officedepot.com under Company Info/Investor Relations. Interested parties may contact Investor Relations at 561-438-1680 for further information on the conference call.

--------------------------------------------------------------------------------

As of March 31, 2001 Office Depot operated 824 office supply superstores in the United States and Canada, in addition to a national business-to-business delivery network supported by 25 delivery centers, more than 60 local sales offices and eight regional call centers. Furthermore, the Company had operations in 16 countries outside of the United States and Canada, including 23 office supply stores in France, not including store closings announced on January 3, 2001, and seven in Japan that are owned and operated by the Company; and 97 additional office supply stores under joint venture and licensing agreements operating under the Office Depot(R) name in five foreign countries. The Company also operates an award-winning U.S. Office Depot(R) brand Web site at www.officedepot.com where customers can access Office Depot's low competitive prices seven days a week, twenty-four hours a day, and it operates www.officedepot.co.jp in Japan and www.officedepot.fr in France as well as Viking(R) brand Web sites at www.vikingop.com in the United States, www.viking-direct.co.uk in the United Kingdom, www.viking.de in Germany, www.vikingdirect.nl in The Netherlands, www.vikingop.it in Italy, www.vikingop.com.au in Australia, www.vikingop.co.jp in Japan and www.vikingdirect.fr in France. Office Depot's common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission ("SEC"), including without limitation its most recent filing on Form 10-K, filed on March 27, 2001. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company's SEC filings are readily obtainable at no charge at www.sec.gov, www.10kwizard.com and at www.freeEDGAR.com, as well as on a number of other commercial Web sites



                                         OFFICE DEPOT, INC. AND SUBSIDIARIES
                                    CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                      (In thousands, except per share amounts)
                                                     (Unaudited)


                                                                       13 Weeks Ended              13 Weeks Ended
                                                                       March 31, 2001              March 25, 2000
                                                                   -----------------------     -----------------------


Sales                                                                        $3,017,914                  $3,065,657
Cost of goods sold and occupancy costs                                        2,210,998                   2,228,011
                                                                   -----------------------     -----------------------

  Gross profit                                                                  806,916                     837,646
                                                                   -----------------------     -----------------------

Store and warehouse operating
  and selling expenses                                                          598,827                     571,785
Pre-opening expenses                                                              1,136                       2,650
General and administrative expenses                                             109,602                     106,349
Merger and restructuring costs                                                      433                       1,029
                                                                   -----------------------     -----------------------
                                                                                709,998                     681,813
                                                                   -----------------------     -----------------------

  Operating profit                                                               96,918                     155,833

Other income (expense):
  Interest income                                                                 1,607                       3,364
  Interest expense                                                             (10,281)                     (7,196)
  Miscellaneous income, net                                                       1,163                      21,072
                                                                   -----------------------     -----------------------

  Earnings before income taxes                                                   89,407                     173,073

Income taxes                                                                     33,078                      64,037
                                                                   -----------------------     -----------------------

   Net earnings                                                                 $56,329                    $109,036
                                                                   =======================     =======================

Earnings per common share:
   Basic                                                                          $0.19                       $0.34
   Diluted                                                                         0.19                        0.32

Weighted average number of common shares outstanding:
   Basic                                                                        296,095                     323,605
   Diluted                                                                      312,539                     351,344



                                          OFFICE DEPOT, INC. AND SUBSIDIARIES
                                         CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (In thousands, except share and per share amounts)


                                                                           As of                           As of
                                                                      March 31, 2001                 December 30, 2000
                                                                  ------------------------         ----------------------
                                                                        (Unaudited)

ASSETS
Current assets:
  Cash and cash equivalents                                                    $134,386                       $151,482
  Receivables, net                                                              796,842                        896,333
  Merchandise inventories, net                                                1,114,403                      1,420,825
  Deferred income taxes and other assets                                        216,077                        230,449
                                                                  ------------------------         ----------------------

     Total current assets                                                     2,261,708                      2,699,089

Property and equipment, net                                                   1,098,445                      1,119,306
Goodwill, net                                                                   216,742                        219,971
Other assets                                                                    160,654                        157,968
                                                                  ------------------------         ----------------------
                                                                             $3,737,549                     $4,196,334
                                                                  ========================         ======================


LIABILITIES
Current liabilities:
  Accounts payable                                                           $1,009,378                     $1,136,994
  Accrued expenses and other liabilities                                        515,085                        580,966
  Income taxes payable                                                           60,333                         37,118
  Current maturities of long-term debt                                            7,699                        153,259
                                                                  ------------------------         ----------------------

     Total current liabilities                                                1,592,495                      1,908,337

 Deferred income taxes and other credits                                         92,384                         88,247
 Long-term debt, net of current maturities                                      184,886                        374,061
 Zero coupon, convertible subordinated notes                                    227,223                        224,438

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
 Common stock - authorized 800,000,000 shares                                     3,794                          3,787
    of $.01 par value; issued 379,416,355 in
    2001 and 378,688,359 in 2000
 Additional paid-in capital                                                     944,330                        939,214
 Unamortized value of long-term incentive stock grant                           (2,590)                        (2,793)
 Accumulated other comprehensive income                                        (75,835)                       (53,490)
 Retained earnings                                                            1,573,020                      1,516,691
 Treasury stock, at cost - 82,190,548 shares in 2001
   and in 2000                                                                (802,158)                      (802,158)
                                                                  ------------------------         ----------------------
                                                                              1,640,561                      1,601,251
                                                                  ------------------------         ----------------------
                                                                             $3,737,549                     $4,196,334
                                                                  ========================         ======================



                       OFFICE DEPOT, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (Unaudited)



                                                                                13 Weeks Ended March        13 Weeks Ended March
                                                                                      31, 2001                    25, 2000
                                                                                ----------------------      ----------------------

Cash flows from operating activities:
  Net earnings                                                                              $56,329                    $109,036
  Adjustments to reconcile net earnings to net cash provided by operating activities:
       Depreciation and amortization                                                         48,280                      46,988
       Provision for losses on inventories and receivables                                   35,565                      29,973
       Gain on sale of investment securities                                                      -                    (18,960)
       Changes in assets and liabilities                                                    206,240                     115,098
       Other operating activities, net                                                       16,580                       5,489
                                                                                ----------------------      ----------------------
     Net cash provided by operating activities                                              362,994                     287,624
                                                                                ----------------------      ----------------------

Cash flows from investing activities:
  Proceeds from maturities or sales of investment securities                                      -                      18,960
  Purchases of investment securities                                                              -                     (5,740)
  Capital expenditures, net of proceeds from sales                                         (27,495)                    (51,585)
                                                                                ----------------------      ----------------------
     Net cash used in investing activities                                                 (27,495)                    (38,365)
                                                                                ----------------------      ----------------------

Cash flows from financing activities:
  Proceeds from exercise of stock options and sale of stock under
       employee stock purchase plans                                                          3,400                       4,116
  Acquisition of treasury stock                                                                   -                   (144,325)
  Proceeds from issuance of long-term debt                                                        -                       8,421
  Payments on long- and short-term borrowings                                             (336,146)                     (1,554)
                                                                                ----------------------      ----------------------
     Net cash used in financing activities                                                (332,746)                   (133,342)
                                                                                ----------------------      ----------------------

 Effect of exchange rate changes on cash and cash equivalents                              (19,849)                       9,334
                                                                                                            ----------------------
                                                                                ----------------------

  Net increase (decrease) in cash and cash equivalents                                     (17,096)                     125,251
     Cash and cash equivalents at beginning of period                                       151,482                     218,784
                                                                                ----------------------      ----------------------
     Cash and cash equivalents at end of period                                            $134,386                    $344,035
                                                                                ======================      ======================



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